Exhibit 99.3

Rice Acquisition Corp II (NYSE: RONI)

Business Combination with NET Power

Investor Call Transcript

December 14, 2022

Legend:

RONI = Rice Acquisition Corp II

NPWR = NET Power LLC

Speakers:

Daniel Rice IV: Board Member, RONI and incoming Chief Executive Officer, NPWR

Ron DeGregorio: current Chief Executive Officer, NPWR

Kyle Derham: Chief Executive Officer, RONI and incoming Board Member, NPWR

Brock Forrest: Chief Technology Officer, NPWR

Akash Patel: Chief Financial Officer, NPWR

Brian Allen: President and Chief Operating Officer, NPWR

Daniel Rice IV: Board Member, RONI and incoming Chief Executive Officer, NPWR

Hello and welcome to the RONI and NET Power roadshow presentation.

Before we get started, please review the disclaimers and risk factors included in the investor presentation.

I would like to remind you that statements we make during this call contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. Any statement that refers to expectations, projections or characterizations of future events, including financial projections, the anticipated benefits of the proposed transaction or future market conditions, is a forward looking statement. NET Power’s actual future results could differ materially from those expressed in these forward looking statements for any reason, including those set forth in our investor presentation. RONI and NET Power do not assume any obligation to update any such forward looking statements. Please also note that the past performance or market information is not a guarantee of future results.

During this call, we will discuss certain non-GAAP financial measures, such as EBITDA. We believe non-GAAP disclosures enable investors to better understand the company’s prospects. Please refer to the investor presentation for more information regarding our usage of non-GAAP financial measures.

In connection with the proposed transaction, RONI intends to file with the SEC a registration statement, which will include a prospectus and proxy statement relating to our shareholder meeting to vote on the proposed transaction. The registration statement will contain important information about the proposed transaction and related matters.

Starting on slide 5: I’m Danny Rice and with me today from the Rice side is our CEO Kyle Derham, and from NET Power we have Ron DeGregorio, Brian Allen, Akash Patel, and Brock Forrest. These are some of the smartest guys we’ve met in this space, and I’m really excited for them to share their story and explain the technology in some detail.

But first Kyle and I will share our investment thesis, which is summarized on slides 7 through 10 and each part of the thesis has been assigned a number, 1 through 10, which corresponds to additional detail provided further in the slide deck.

Before covering the points on this page, a bit of background:

Rice Acquisition Corp II, which goes by the ticker RONI, is the Rice family’s second energy transition SPAC. Our first SPAC, Rice Acquisition Corp I, acquired the leading renewable gas developer Archaea Energy, which has been a resounding success for our PIPE investors, generating a 2.6x ROI. We executed that transaction in a challenging market backdrop, upsizing our PIPE due to strong investor receptivity to the company and our thesis.

Shortly after announcing the Archaea merger, we IPO’d RONI in June 2021 with a clear strategy to find a business that can scale clean, firm power generation. We’ve evaluated dozens of very promising businesses in these sectors with many counterparties wishing to engage with us on a bi-lateral basis, but NET Power is clearly the best opportunity we’ve seen.

So onto the points on the page:

First, the Transaction. Today, we’re combining RONI with NET Power at $1.5bn EV. We are such big believers that the Rice family will be investing $100 million into the transaction, the single largest check we’ve ever written. Also, NET Power’s largest investor, Occidental Petroleum, will be committing $100 million to the PIPE. OXY and the other owners including Constellation, Baker Hughes and 8 RIVERS are committed to bringing this technology to market in the coming years, which we will speak to later in the presentation.

Point two, the opportunity here is the world wants to electrify all areas of the economy and they want that electricity to be reliable, low-cost and clean, which we call the energy trifecta. The world is beginning to see you can’t achieve the trifecta with just wind and solar: you need low-cost, firm power.

Point 3, Why natural gas? In the U.S., we’ve nearly doubled supply in the last 15 years of natural gas and have over 75 years’ worth of it in some of the most responsibly produced and lowest-cost gas reserves in the world. Today we’re using gas to displace coal fired power generation in the U.S. and abroad which is meaningfully lowering global emissions.

But here’s the challenge: With this growth in gas supply comes growth in gas emissions which recently surpassed U.S. coal emissions. And in order for natural gas to have a permanent role in a clean energy future, policy makers have made it clear that the industry needs to develop ways to rapidly decarbonize natural gas. Unfortunately, the challenge is that traditional carbon capture for gas plants is very expensive and inefficient and clean hydrogen options have significant cost and logistical challenges. Even the new incentives recently passed into law aren’t high enough to make economic sense.

So what’s the solution? We believe it’s NET Power, and the key is their patented oxy-combustion process that utilizes super-critical CO2 to produce carbon-free electricity. Each utility scale plant combines 50 million cubic feet per day of natural gas with pure oxygen to produce 300 megawatts of electricity along with water and 820,000 tons per year of pure CO2 that is ready for transportation and permanent storage. And thanks to the recently passed Inflation Reduction Act, a NET Power plant has much lower levelized cost of electricity than CO2 emitting gas and coal plants. NET Power’s technology enables the U.S. energy industry to take a leading role in reducing global emissions by expanding domestic and global access to low-cost, reliable, and clean energy.

So to summarize this page, we’ve evaluated dozens of technologies and promising ideas in this sector, and we think the combination of natural gas + NET power is the most impactful decarbonization opportunity and happens to be an excellent investment proposition as well. I’d like NET Power’s CEO, Ron DeGregorio, to briefly introduce the company and the technology.

Ron DeGregorio: Current Chief Executive Officer, NPWR

Thanks, Danny and thanks everyone for your interest in NET Power. I spent most of my 40-year career in power generation building and operating large-scale power plants. I was previously the President of Exelon Power which was the predecessor company to Constellation, one of our current owners. I’ve been part of the NET Power story since 2014, serving as Constellation’s board representative from 2014 through 2021. I stepped into the CEO role from the Board in February of 2021 to finalize technology demonstration, to help to secure Baker Hughes as a key partner and OEM provider, and to position the company for this capital raise.

Flipping to slide 8: I took on this role because I truly believe that if you can use natural gas to reliably generate electricity, while capturing all emissions, I want to repeat that, if you can use natural gas to reliably generate electricity, while capturing all emissions, you can change the world. I believe NET Power is on the cusp of achieving this vision and I couldn’t be prouder of this team and to have played a role in progressing the company to this point.

On slide 9, I’ll provide a brief overview of the company.  We were founded in 2010 and have methodically and deliberately progressed the technology from a theoretical concept to reality in the last 10-plus years with the expertise of our talented employees and world-class investors, Occidental, Constellation, Baker Hughes and 8 RIVERS.

Our shareholders collectively represent nearly $150bn of market cap and each have and will play a critical role in commercializing this technology.

Baker Hughes, experts in turbomachinery, invested in NET Power earlier this year but more importantly established an equipment partnership with us that we will speak to later in the presentation.

Occidental is our largest shareholder and is one of the most experienced operators in CO2 transportation and sequestration. Moreover, Oxy Low Carbon Ventures is dedicated to advancing leading-edge, low-carbon technologies that offer practical business solutions.

Constellation is the largest operator of clean baseload power generation in the United States. They know how to develop, build and operate power plants and currently provide operational services at NET Power’s La Porte demonstration facility in Texas.

Lastly, 8 RIVERS invented the underlying NET Power technology and has made significant strides in progressing multiple projects worldwide that leverage the underlying NET Power technology.

New investors will benefit from this level of strategic engagement.

And NET Power’s focus since inception has been to credibly prove and demonstrate the capability of this technology with certainty as we look to commercialization.  We can now confidently say that we have validated the technology and are working expeditiously with Baker Hughes to develop and bring to market our reliable, affordable and clean utility-scale product.

There are multiple NET Power projects under development today, which target kick-off of front-end engineering and design in 2023 and target commercial operations COD in the 2026 to 2027 timeframe.

As an industry veteran, I know what it takes for our future customers to develop new power generation and we have designed our commercialization pathway and our company strategy around making those purchasing decisions now as easy as possible.

This transaction with Rice is a logical next step for our company. I believe Rice is the “perfect fit” strategic partner, and I am excited to hand the reigns to Danny to lead the Company going forward in the CEO role. I am excited for and fully supportive of this transaction. Now back over to you, Danny. Thank you.

Daniel Rice IV: Board Member, RONI and incoming Chief Executive Officer, NPWR

Hey, thanks Ron. Moving over to slide 10 to walk through the investment opportunity in a little bit more detail.

So starting with the business model at the top of the page, because the addressable market is so large, NET Power can keep it simple and straightforward with an asset-light, licensing-based revenue model. These licenses are expected to generate a fee stream of approximately $65mm of PV10 per utility-scale plant, most of which is received by the time the plant is commissioned. For investors, you can multiply $65mm by the expected addressable market to understand future value potential. 10 plants are worth $650mm, 20 plants are worth $1.3 billion, etc.

Next, in terms of Market Impact, one of our primary use cases is replacing existing baseload capacity that is expected to be retired over the coming decades. This equates to over 1,000 NET Power plants in the U.S. alone, and over 15,000 NET Power plants when including global baseload retirements and expected electrification demand growth. As a provider of clean, firm, low-cost electricity, we believe NET Power’s technology can credibly address most of this market. Replacing all global coal and natural gas fired power generation would reduce CO2 emissions by 14 billion tons per year, or over 25% of total global emissions. This is one of the many reasons why we’re really excited about NET Power: it has the potential to be the single most impactful solution to curbing global emissions.

Turning to commercialization, NET Power has taken a very measured and methodical approach towards proving the technology. In November of 2021, NET Power’s demonstration plant in La Porte, Texas, synchronized to the grid and increased operational run-time to over 1,500 hours to further validate the technology. On the heels of that success, the company signed up Baker Hughes to design and build turboexpanders and other critical plant equipment. So with Baker Hughes signed up, the company is planning to leverage the resources of its owners group to develop its first utility scale plant, referred to as Serial Number 1, with operations beginning in 2026. A further boost to the company’s momentum was the recent passing of the Inflation Reduction Act, which increases the 45Q price for CO2 capture and storage to $85/ton and materially increases the NET Power value proposition for our future customers. Moreover, the IRA sends a very strong signal to NET Power’s prospective customer base that carbon capture will have long-term support in the United States.

In terms of the value proposition, we are thrilled to bring this opportunity to new investors at a pro forma enterprise value of $1.5bn. This compares quite favorably to public competitors and is billions of dollars below our internal, bottoms-up risked valuation analysis. We expect rapid adoption of NET Power’s technology through its capital-light, licensing business model which would drive substantial EBITDA generation and value creation. We provide scenarios on slide 34 for illustrative purposes.

And lastly on SPAC rationale, we believe combining NET Power with the Rice Team’s expertise in natural gas and public markets will ultimately accelerate project development and TAM capture. As I mentioned previously, the Rice Family is putting real skin in the game with a $100mm investment, but our commitment goes beyond that as well, as I will be stepping into the role as Chief Executive Officer at close of the transaction. I think my experience is well-suited for this opportunity. One of the primary reasons we are such believers in NET Power’s technology is its ability to transform natural gas into carbon free energy. As many of you know, my brothers and I have built and helped scale multiple businesses in the natural gas sector including Rice Energy, Rice Midstream Partners, EQT Corporation, which is the nation’s largest natural gas producer, and Archaea Energy, which is the world’s largest renewable natural gas producer. We know natural gas and all parts of the value chain, but most importantly, we understand the critical role that U.S. gas serves domestically and abroad; we believe NET Power could be the world’s most important clean energy solution and I have a deep sense of responsibility to help in any way possible to deliver it to the world, and I couldn’t be more thankful to Ron and the NET Power board for this opportunity. I’m excited to get to work and help change the world.

Kyle Derham: Chief Executive Officer, RONI and incoming Board Member, NPWR

Thanks Danny. Slide 12 summarizes the key components of the transaction.

On the left-hand side of the page, we show the sources and uses. RONI is merging with NET Power at a $1.4bn pre-money valuation. NET Power’s shareholders are rolling 100% of their equity and we have raised $235mm investment commitments to date, so assuming 0% redemptions we expect to deliver approximately $535mm of cash to the balance sheet at close.

As Danny mentioned, the Rice Family is committing $100mm to the transaction. OXY, NET Power’s largest investor, will be investing $100mm in the PIPE. 8 RIVERS, Constellation and new investors are investing a total of $35mm.

We expect $200mm will fund NET Power’s business plan through commercialization and any additional cash raised will go towards accelerating project development.

We break down ownership on the bottom right side of the page. Pro forma for the transaction, the existing NET Power equity holders are expected to own approximately 70% of the Company. The Rice family and RONI sponsor will collectively own 8%. And note that RONI restructured the sponsor promote to further align interests with new investors. 12% of RONI’s sponsor shares were forfeited, 30% are at-risk to fundraising goals and share price vesting at 20 to 60% premiums to the current share price and another 18% are subject to a 3-year lock-up.

Slides 13 through 18 provide more details on our underlying investment thesis and I would encourage you to read through them as they provide the foundation for why we are such big believers in NET Power, but I’d like to skip ahead to slide 19 before turning it back over to the NET Power team.

The chart on slide 19 is from the United Nations and shows the carbon intensity of various power generation technologies measured in grams of CO2 equivalents per kilowatt hour of energy produced. This is a key metric and can be measured at the technology level or grid level. As you might expect coal fired power generation, shown on the far-left hand size of the graph, is the most emissions intensive technology in the world. As we illustrate in the preceding slides, natural gas has grown into the largest source of power generation in the U.S., largely due to its lower cost structure and lower emissions profile which you can see on this graph just to the right of coal. In fact, 60% of U.S. CO2 emissions reductions is due to coal to natural gas switching. This serves as an excellent case study for how a low emissions, low-cost technology can rapidly disrupt the power sector.

You’ll see that we have added our internal calculation of NET Power’s carbon intensity which is a true life-cycle emissions figure, inclusive of assumed methane leaks along the supply chain. NET Power with a mid-point carbon intensity of approximately 60 is a 90% reduction as compared to combined cycle natural gas power plants and is generally in-line with wind and solar when adjustments are made to include the emissions intensity of battery systems that are deployed to help balance the intermittency of those resources

The takeaway from this chart is that NET Power delivers a step-change reduction in carbon intensity relative to that of traditional gas generation and as you’ll see in a few slides, can be delivered to the grid at a much lower cost too, all while leveraging much of the natural gas infrastructure in place today. This is why we ultimately believe NET Power can be a disruptive technology and with that, I’d like to now turn it over to Brock, NET Power’s CTO, to walk through how that technology works.

Brock Forrest: Chief Technology Officer, NPWR

Thanks, Kyle. I’ve been developing this technology for 10-years now and on slide 20, I will walk you through how it works.

In general, it works very similarly to traditional gas and steam turbine power plants which allows us to borrow from decades of data, engineering and best practices to quickly move our technology from conceptual design to commercial-readiness.

Using the graphic on the bottom of the page, starting on the bottom left, our process starts with commercially available air separation unit which separates air into its constituents of oxygen, argon and nitrogen. The argon and nitrogen can be sold as clean industrial gasses or vented innocuously as they are not greenhouse gases. Then, the oxygen is mixed with natural gas and combusted – this is known as oxy-combustion – to create a stream of supercritical CO2 and water vapor and no other waste gasses. This high-pressure CO2 moves to a specialized turboexpander to generate electricity. The CO2 moves through a heat exchanger to cool, and water is removed from the CO2 mix. CO2 is recirculated back through the heat-exchanger to re-start the process and a portion of the CO2 is syphoned off and exported from the facility at the required purity and pressure to be either utilized for a commercial purpose or permanently sequestered.

Initially, our Generation 1 design is expected to have plant efficiencies of approximately 50%, but with a higher firing temperature, our Generation 2 design is expected to achieve efficiencies over 60%, in-line with combined cycle natural gas plants. These efficiencies are driven by using super critical CO2, an extremely energy dense resource, as the working fluid.

On slide 21, we highlight why our process is far more efficient, lower-cost and ultimately less carbon intensive relative to traditional forms of carbon capture. On the top half of the page, you’ll see our illustration of a traditional system. Air is mixed with natural gas to generate electricity, with the exhaust raising steam to drive a bottoming steam cycle. Together, this facility is known as a combined cycle. The exhaust emissions from this configuration contain only 5% CO2. Low concentrations make it incredibly expensive to separate and capture. The post-combustion capture equipment alone can double the facility footprint making many installments infeasible.

Further, most designs we have evaluated likely only capture 90% or less of the CO2 emissions and do not prevent the formation of NOx, SOx, and particulates leading to the production of harmful wastes at the capture facility.

When you do the math, comparing these two options, we believe NET Power will result in an emissions profile that is 70% cleaner than a traditional carbon capture process while being more affordable.

Turning to slide 22, I’d like to spend a couple of minutes walking through our demonstration facility. At the very highest level, La Porte has been an incredible success for NET Power. This is the first direct—fired super-critical CO2 power generation facility built and tested in the world and has set the foundation for future commercial deployments.

We commissioned the La Porte facility in 2018 and have run three separate testing campaigns to validate the technology.

The plant was built to a capacity of 50 megawatts thermal which is approximately 1/11th the size of a utility scale plant. We’ve accumulated over 1,500 hours of operational uptime and hit the several key milestones detailed on the left-hand side of the page.

Developing an industry changing technology is hard, and we experienced our set of challenges. But we have incorporated our learnings into our commercial scale design and expect to further leverage La Porte as a proving ground moving forward. Most importantly, La Porte has given us and Baker Hughes the confidence to move forward with designing the key equipment necessary for utility-scale deployment.

Next, I’ll turn to Intellectual Property on slide 23. Given our business model is to sell technology licenses, our IP portfolio and the trade secrets developed to-date represent the single largest asset of the company.

On the left-hand side of the page, you’ll see that we have over 350 issued patents with 124 patents pending across 33 countries. This patent protection extends beyond simple power generation concepts to include integrated permutations of the technology as it expands as a platform. NET Power’s key patents are valid through the mid-2030s, well beyond the initial commercialization phase. We do not believe there is any credible competition for semi-closed loop super critical CO2 technologies like NET Power.

Above and beyond the IP, we have made it a strategic priority to develop trade secrets that substantially deepen our competitive moat. We will continue to accumulate IP as operations scale up and are optimized.

The right-hand side of the pages walks through our go-forward IP strategy. In summary, we plan to

1-	Utilize La Porte and early project data to enhance our moat and improve the technology

2-	Further develop strategic partnerships similar to what we have done with Baker Hughes which we will speak to momentarily.

3-	Develop technology roadmaps focused on NET Power’s integration within an industrial ecosystem including CO2 utilization tech, hydrogen, and other industrial/chemical processes

Our existing portfolio of IP, combined with our go-forward strategy gives us high confidence in protecting our business model and licensing fees.

I’ll now turn it over to NET Power’s CFO, Akash Patel, to discuss economics, business model and market opportunity.

Akash Patel: Chief Financial Officer, NPWR

Thanks, Brock. Turning to slide 24.

Levelized Cost of Energy or LCOE is used by the industry and potential customers to compare the cost of power generation of various technologies under a common set of underlying commodity price and modeling assumptions. On the left-hand side of the page, we show the LCOE of NET Power’s Generation 1 and Generation 2 designs compared to other comparable forms of power generation.

The Inflation Reduction Act allows NET Power to receive a transferable tax credit of up to $85/ton of CO2 that is captured and sequestered. With this tax credit, we expect our Gen 1 design to deliver an attractive LCOE below that of combined cycle gas turbines that do not employ carbon capture. This is a game-changer for the power sector as it allows customers to leverage the existing natural gas infrastructure to generate reliable, low-cost and clean energy. These three factors, reliability, affordability and carbon intensity set us apart from the alternatives.

As compared to post-combustion carbon capture, NET Power not only delivers a much lower cost option, but as Brock mentioned, these post-combustion capture systems do not solve the entire emissions problem and their large operating footprint likely make them infeasible to build in many areas.

Small modular reactors may eventually also offer reliable and clean power generation, but we believe NET Power will ultimately deliver far lower costs.

Lastly, we show an estimate of solar combined with a short-term duration lithium-ion battery. It’s important to note that this package is not directly comparable to the other energy sources on this page as this combination will not produce a reliable power grid without being backed up by a firm generation source; however, it is important to note that NET Power’s LCOE is still expected to be attractive relative to this combination.

On the right-hand side of the page, we show sensitivity to NET Power’s Generation 2 Project Economics. We have sensitized the spark spread, which represents the relationship between power prices, natural gas prices and heat-rate against an increase in CAPEX relative to our estimates. We expect a Generation 2 project to yield a healthy double-digit project level return based on forecasted strip pricing. Even at lower spark spreads and 50% higher capex, NET Power plants are still expected to generate return above the cost of capital of our customers.

On slide 25, we highlight how NET Power’s business model works.

The graphic on the left-hand side of the page illustrates what we offer our customers. We plan to issue licenses on a per-plant basis for use of our technology. In exchange, we expect to receive an up-front plant license fee, an annual plant royalty and preferred equipment license fees. Together, over the 30-year expected life of the plant, we expect to generate a PV10 revenues of $65mm per utility-scale plant.

$65mm is an attractive value proposition for NET Power but is also low-enough to enable attractive project level returns. For reference, the LCOE and Project Economics I shared on the prior page were inclusive of our licensing fee structure. Importantly, this fee model has been validated by MOUs, LOIs and government filings from many of our initial set of customers. Of course, as the market evolves, there may be opportunities to increase our licensing fee, but we may also offer discounts to customers who make large-scale commitments to build NET Power plants.

As a technology licensor, we expect to have very high margins and very low capex. Our growth will be a function of market adoption. We plan to primarily leverage the sales organization of our strategic partner, Baker Hughes, but will also build an internal business development team to assist customers.

Aligned with our vision of empowering a decarbonized world, we do not expect to be a “build-own-operate” company as the market opportunity is simply too large. To make a real impact on global emissions reductions, we need to be a licensor.

Our business model is scalable and allows us to engage with multiple project developers while also leveraging a preferred network of OEMs and EPCs that will provide performance guarantees critical to our customers. We are confident this business model will translate into a recurring, highly visible cash flow stream for NET Power while also facilitating massive global decarbonization.

Turning to slide 26, we break down the total addressable market in more detail. Starting with the total market size on the far right, electricity demand in 2050 is forecasted to be over 40,000 TWHs which translates to over 17,000 NET Power Plant equivalents. We think about that market in 2 segments: first, Baseload Retirements and secondly, Global Demand Increases from electrification and growth in per capita energy use.

We break-out Baseload Retirements separately because this capacity is critical to delivering a reliable grid to customers. These plants are aging rapidly with many being forced into retirement due to poor economics, unsuitable technology that cannot be dispatched in a modern grid, decarbonization policies or market inefficiencies. We believe it is likely that nearly all of today’s existing baseload capacity will be retired by 2050, representing a market opportunity of over 1,300 NET Power plant equivalents in the US alone. The Rest of the World’s baseload capacity will also need to be retired over the same time period. Combined, this represents approximately $375 billion of potential future licensing opportunities for NET Power, and that’s before electricity demand growth due to electrification and increased per capita usage. When you include these factors, the potential licensing revenue grows to over $1 trillion.

We believe NET Power can address much of the market, but only capturing small fractions of it will generate outstanding returns for our investors.

Turning to slide 27, we wanted to highlight NET Power’s cost superiority and climate impact through the lens of carbon capture. The blue-bars on the chart shows the implied cost of carbon capture on a dollar per ton basis for various sources of carbon emissions. As you can see, NET Power is on the far left, meaning it on the low end of the cost curve for carbon capture.

On the right axis, the red diamonds show the annual U.S. carbon emissions measured in millions of tons per year for each of the industrial carbon sources identified. As you can see the highest carbon emissions sources are on the far right – coal and gas power plants. Not only are these plants the highest emitters – the red diamonds, but also the highest cost of capture – the blue bars. This exemplifies the magnitude of NET Power’s potential impact. NET Power can credibly replace coal and natural gas plants which are responsible for approximately 2 gigatons of U.S. CO2 emissions per year.

So not only is NET Power the low-cost carbon capture solution, but it also solves our biggest challenge: a scalable, reliable, and economical replacement for traditional coal and gas fired power generation.

With that, I’ll turn it over to our President and COO, Brian Allen, to provide more details on our Baker Hughes Partnership and our plan to commercialize the technology, Brian.

Brian Allen: President and Chief Operating Officer, NPWR

Thanks Akash. On slide 28, we provide more details on the Baker Hughes partnership. Baker invested into NET Power and is partnering with NET Power to develop and commercialize our technology. Specifically, Baker Hughes will work alongside NET Power to

(a)	develop a turboexpander equipment package with performance guarantees that customers require and

(b)	will then jointly-market NET Power’s technology through their global sales channels. In exchange, Baker is receiving limited exclusivity for utility-scale turboexpanders and full exclusivity for industrial-scale units.

The entire program is expected to cost $140mm and NET Power will fund ~50% of the program expenses in cash with the remainder funded by issuing NET Power equity to Baker Hughes.

We chose to partner with Baker because they are an industry leader in gas turbine development with over 5,000 gas turbines and 8,000 compressors installed globally and have an excellent track record of new product launches. Further, Baker agreed to only sell jointly developed turboexpanders to NET Power licensees, which will further deepen NET Power’s competitive moat. Lastly, Baker was willing to provide industry-standard warranties and guarantees to enable future customers to move forward with constructing projects.

Baker expects to start quoting units for customers as early as Summer of 2023 and will test the first industrial-scale Baker Hughes combustor and turboexpander at La Porte in 2024-2025. First delivery of the utility-scale equipment package is expected by 2026.

This partnership was an incredibly important milestone for NET Power. While we only signed the partnership 7 months ago, the teams are working well together and hitting milestones set-out in the original scope of work on both our technical and commercial workstreams. We are on-track and have started fielding reverse-inquiries from several large customers seeking to deploy NET Power plants in the near-future, while strategizing to enter new markets across the world.

Speaking of project deployments, slide 29 highlights the projects that have been publicly announced by customers that intend to utilize our technology. We provide additional detail on each project in the Appendix. To summarize, there are 6 projects in total, 4 in the United States, 2 in Europe, and all are targeting utility-scale, 300 megawatt sized plants. All projects have completed feasibility studies or similar due diligence activities and are targeting kick-off of front-end engineering in 2023 with targeted commercial operation dates in the 2026-2027 time frame.

On slide 30 we provide more details on our first project. The project will be located in Odessa, TX, on an Oxy-controlled site.

The electricity can be used to support OXY’s decarbonization efforts and the CO2 can be used to support OXY’s enhanced oil recovery and clean energy operations. OXY has additional sites where a plant could be located including one in the Houston area which could be used to decarbonize OXY’s chemical plant electric load.

As I mentioned, we plan to initiate FEED by 1st quarter next year. There are a series of milestones all leading to a target commissioning date of 3rd quarter of 2026. There are a range of options available to us to finance the plant’s design and construction. First, a portion of the SPAC capital raised can be applied to the project. We will also pursue DOE funding, through loan and grant programs that are currently in place. The shareholder group can also provide financial assistance as necessary.

Importantly, we expect each shareholder will play a meaningful role in moving the project to completion. Baker will provide the key rotating equipment, Oxy will provide CO2 and power offtake. Constellation can provide O&M services of the plant as well as power offtake and 8 RIVERS can provide project development support. This level of shareholder support is a key differentiator of NET Power relative to many other early-stage technologies. We are confident we have the expertise and capital to deliver serial number 1 to set the stage for commercialization.

Slide 31 highlights our current customer pipeline. It’s important to note that substantially all of these opportunities have come through reverse inquiry from a vast range of customers.

To date, we have logged over 155 total project opportunities from a diverse set of companies. We are in dialogue with nearly all of these parties and so far, there are over 27 opportunities that have completed or are seeking feasibility studies. 6 of those have moved into the project slotting phase and are seeking licenses from NET Power which we highlighted previously.

As a reminder, 155 licenses alone have the potential to generate approximately $10bn of future licensing PV10 and we have not yet started a concerted marketing campaign to push the technology to future customers which we plan to start doing as part of this transaction.

On the right side of the page, we have highlighted an illustrative set of customers by industry, all of whom are in the market for clean power procurement. We have received reverse inquiry from each of these industries; Needless to say, the opportunity set is immense.

Finally, as shown on slide 32, at the top of page, we display the clients that have been publicly supportive of NET Power. There are also a set of clients that are top 5 in their respective industries, that have not yet been public about their support and engagement, but who are capable of deploying large fleets of NET Power plants in the future.

On the bottom of the page, I’d like to give you a sense for our view of mature project timing and license cash flow. After a short diligence period, we will take an initial up-front license fee deposit, which allows the FEED to move forward. After the FEED is completed and the client is ready to move the project forward, we will receive a portion of our up-front license fee paid at FID. As construction progresses and project milestones are achieved, additional payments will be made. The remaining up-front license fee payment will be paid upon the commercial operation of the plant.

In summary, we expect design, procurement, engineering and construction to take approximately 24 months before reaching the commercial operation date, and we believe there is substantial upside to this timeline in the future.

With that, I’ll turn it back over to Kyle and Danny to discuss valuation and wrap-up the presentation

Kyle Derham: Chief Executive Officer, RONI and incoming Board Member, NPWR

Thanks Brian. We recognize that valuing an early-stage technology company can be more art than science, but we would contend that NET Power at a $1.5bn pro forma enterprise value is an extremely attractive entry point. We have performed extensive diligence to arrive at this conclusion and will walk through a few slides that summarize our findings.

First, on slide 33 we evaluated a variety of potential deployment scenarios using systems-level modeling approach used by both policy makers and utilities in their planning. These models choose various power generation technologies that create the lowest-cost grid to meet demand with ample reserve margin while incorporating government incentives like production tax credits and 45Q tax credits.

Following the passing of the IRA, the REPEAT project published a preliminary public report. On the right hand side of the page, you’ll see their estimate of power generation by technology through 2035 in terawatt hours. This analysis projected 67 GWs of NET Power plants would likely be built by 2035. The REPEAT team used a conservative set of cost and efficiency assumptions for NET Power’s technology relative to management’s estimates. This 67 GWs would translate into approximately $15bn of future PV10 licensing value in the U.S. alone by 2035. In fact, the model constrained the number of NET Power plant projects built by a manufacturing limit that we do not believe will exist after 2030. It’s important to recognize, and you can see it in the graph, that in this scenario, there is record build-out of wind and solar alongside NET Power, so even with NET Power only taking a small percentage of the market, NET Power shareholders would win big.

Another valuation approach is illustrated on slide 34. On the left-hand side of the page, we provide more details on NET Power’s licensing model that allows you to calculate EBITDA from an assumed number of plants deployed per year. The 2 primary components of the revenue model are up-front license payments of approximately $30mm spread out over 3-years and a $5mm annual royalty fee expected to be received over the life of the plant. Sustained periods of plant deployments will begin to stack fees on top of each other over time. We expect NET Power to generate very high gross margins given its licensing model and will likely only require $50mm of annual SG&A expenses once the business has been scaled.

On the right-hand side of the page, we illustrate the annual EBITDA potential of NET Power under a variety of annual deployment scenarios for periods of 5, 10 and 20-years. Clearly, this creates a wide range of outcomes but is meant to showcase how NET Power’s capital light business model, while capturing only a small percentage of the market, can lead to a $1bn EBITDA business over time.

Focusing on that middle column labeled “Year 10”, if NET Power can sell between 5 and 30 licenses per year for 10-years, that is expected to translate into approximately $0.3bn to $1.8bn of annual EBITDA in year 10, or $1bn at the mid-point. Capitalizing that EBITDA at a multiple appropriate for a high-margin technology licensing business could lead to significant value creation for shareholders. It’s also important to note that we do not view 30 plants per year as a constraining upper bound, but have shown this range of 5 to 30 simply to illustrate the significant earnings potential of the business.

Next, on slide 35, on the left-hand side of the page, we evaluated NET Power’s valuation in the context of their historic funding rounds. Over the last 10 years, the company has demonstrated a consistent step-up in value after achieving various operational and strategic milestones. Each step up has ranged from 1.3x to 2.1x. The SPAC valuation is being done at a 1.6x step-up to the Baker Hughes round which we view as extremely attractive in the context of the numerous catalysts since that round which include:

(1)	the BH equipment partnership,

(2)	SK’s investment in 8 Rivers who is one of NET Power’s largest investors which we estimate implied a valuation for NET Power comparable to this deSPAC valuation,

(3)	the inflation reduction act passed last month,

(4)	the NET Power group announcing its intention to build serial number 1, and

(5)	Danny stepping in as CEO of the company, a proven leader in this space who has created billions of dollars of shareholder value over the last 15 years.

Finally, on slide 36 we compared NET Power’s total enterprise valuation to that of other early-stage businesses in the energy transition sector. We think NuScale is a relevant competitor with a similar licensing and services business model and a technology capable of delivering 24/7 carbon free energy. Today, NuScale is valued at approximately $2.2bn and as detailed on the page, we believe there are some key differentiators to position NET Power as a more attractive technology and investment proposition. We also included logos of other early-stage clean-energy disruptors that have collectively raised over $5bn in capital to-date in the private sector at rumored valuations well in excess of $1bn, providing further support for NET Power’s $1.5bn valuation.

With that, I’ll turn it back over to Danny to wrap-up the presentation

Daniel Rice IV: Board Member, RONI and incoming Chief Executive Officer, NPWR

Thanks Kyle, turning to slide 37, highlights the success we’ve enjoyed building world-class public energy franchises and creating meaningful shareholder value both on an absolute basis and relative to our peers. We took Rice Energy from an idea and built it into EQT, which is now America’s largest natural gas producer. Similarly, we’ve helped take Archaea Energy from an idea and have grown it into the world’s largest RNG developer. And these industry leaders aren’t just the biggest, but they are the best and they have generated the best returns for their shareholders. And we’re excited to do the same, here, with NET Power: we expect to become the world leader in zero carbon baseload power generation and generate meaningful value creation for its shareholders along the way.

So to get there, it is going to require the support of many external stakeholder groups, and what gives me the most confidence achieving our vision for what’s possible is the fact that NET Power delivers a better energy solution for every stakeholder on slide 38. So turning to slide 38, we think when a massive group of diverse stakeholders benefit from a technology, that’s what drives massive adoption and that’s when our shareholders will really win.

Just to tick through these in order, first and foremost, the environment is better with NET Power: we believe just replacing existing coal and gas assets with NET Power can do more to reduce U.S. emissions than wind, solar and nuclear combined. We will emphasize the environmental benefit to catalyze support at the federal, state and local levels.

Second, we think NET Power will be great for power producers: these are our future plant owners, and these plants need to make economic sense for them. As compared to a new combined cycle gas plant, we expect a NET Power plant to be lower cost and lower emissions. And replacing aging coal and gas plants with NET Power enables power producers to eliminate emissions while maintaining grid stability with a solution we expect to be ready this decade!

Third, as for consumers, they win because they’re receiving the energy trifecta every day: affordable, reliable and clean power. And replacing aging coal and gas plants with NET Power plants will create jobs in those communities and keep workers working.

And lastly, we think NET Power will be a boost in the arm for the energy industry in three ways:

1-	First, NET Power enables gas producers and midstream companies to decarbonize at scale; we think putting your gas through a NET power plant is the most economical way for gas companies to achieve scope 3 net zero emissions.

2-	Second, NET Power’s ability to deliver the energy trifecta should be a major driver in broad expansion of new gas demand; the gas industry, it has the potential to grow production by 50 Bcf/d to satisfy domestic and international demand growth, and we think NET Power will be a major reason in enabling this expansion.

3-	And then lastly, when we first began to evaluate NET Power, we said to ourselves, this technology has the potential to singlehandedly catalyze the CO2 industry. And other CO2 sources like ethanol plants and combined cycle gas plants have either small volumes or high capture costs, both of which make it very uneconomic to build new CO2 infrastructure; but with NET Power you get very large, very predictable volumes of pure CO2 that’s the byproduct of the NET Power cycle. This advantaged CO2 stream can support large scale CO2 infrastructure with fixed fee-based long term contracts. For example, we believe it only takes 2 NET Power plants to fully underwrite the economics for a new 100 mile CO2 pipeline. We think this opens up a whole new world for companies that have the right geologic assets to store CO2 but lack high volume affordable CO2 sources. NET Power will be the prime solution here.

So one of the many reasons I’m here is to lead the engagement and collaboration amongst these stakeholder groups in order to achieve the vision Ron and team have clearly laid out: NET Power has the potential to change the world, and we’re committed to making that a reality and we’re thankful to share this opportunity with you today.